Exhibit 99.1

Scientific Games Corporation Announces Reincorporation in Nevada

LAS VEGAS, January 10, 2018 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) (“Scientific Games” or the “Company”) today announced that effective 12:00 p.m., Eastern Time, it has completed its reincorporation in the State of Nevada by merging into a wholly-owned Nevada subsidiary.  The reincorporation was approved by stockholders of Scientific Games at a special meeting of stockholders held on November 27, 2017.

As of the Effective Time (as defined in the reincorporation merger agreement), each share of Scientific Games Class A common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time has been converted  into one fully paid and non-assessable share of common stock, par value $0.001, of the surviving Nevada corporation.  Following the reincorporation, holders of Class A Common Stock of Scientific Games own the same number of shares of common stock in the surviving Nevada corporation as they owned in the Delaware corporation prior to completion of the reincorporation. Stockholders of Scientific Games do not need to exchange their stock certificates. The reincorporation did not result in any change in Scientific Games’ name, ticker symbol, CUSIP number, headquarters, business, management, location of offices, assets, liabilities or net worth, other than as a result of the costs incident to the reincorporation merger.

Our management, including all directors and officers, have assumed identical positions with the surviving Nevada corporation.